Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-8 (the “Registration Statement”) of ZaZa Energy Corporation (the “Company”) to be filed on or about February 6, 2015 of our report, and all references thereto, dated February 12, 2014, relating to the estimated oil and gas reserves of the Company as of December 31, 2013 included in, or made a part of, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 31, 2014 and (b) all references to our firm, in the form and context in which such references appear, including under the heading “Experts,” in the Registration Statement.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

February 6, 2015